Exhibit 10.21

Summary of Director and Executive Officer Compensation Arrangements

In addition to the compensation arrangements filed as other exhibits to this annual report, Alliance One International, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.

Compensation Arrangements for Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director.  Non-employee directors receive an annual cash retainer paid in quarterly installments.  As of June 1, 2010, such retainer payments were based on the following schedule:

Type of Service	Annual Retainer
Board Member	$50,000
Audit Committee Chair	+ $10,000
Executive Compensation Committee Chair	+ $ 7,500
Executive Committee Chair	+ $ 5,000
Finance Committee Chair	+ $ 5,000
Governance & Nominating Committee Chair	+ $ 5,000
Audit Committee Member	+ $12,000
Executive Compensation Committee Member	+ $12,000
Executive Committee Member	+ $ 3,000
Finance Committee Member	+ $ 7,500
Governance & Nominating Committee Member	+ $ 7,500
Lead Independent Director	+ $10,000

Compensation Arrangements for Named Executive Officers

The board of directors sets the annual base salary for each of the Company’s chief executive officer, chief financial officer and its three other most highly compensated executive officers, based on fiscal 2010 total compensation (such five officers, the “named executive officers”), subject to minimum annual salary rates of Robert E. Harrison and Henry C. Babb, Jr. as set forth in their respective employment agreements.  Salary adjustments for the current fiscal year have not yet been made.  As of June 1, 2010, the annual base salary rates for the named executive officers were as follows:

Named Executive Officer	Base Salary
Robert E. Harrison	$682,500
Robert A. Sheets	350,000
J. Pieter Sikkel	315,000
Henry C. Babb, Jr.	310,000
J. Henry Denny	300,000